INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Post-Effective Amendment No. 9 to Registration Statement No. 33-49994 on Form S-6 of Pruco Life PRUvider Variable Appreciable Account of Pruco Life Insurance Company (1) of our report dated February 15, 1996, relating to the financial statements of Pruco Life PRUvider Variable Appreciable Account, and (2) of our report dated December 19, 1996 relating to the consolidated financial statements of Pruco Life Insurance Company and subsidiaries appearing in the Prospectus, which is part of such Registration Statement, and (3) to the reference to us under the heading "Experts" in such Prospectus.


/s/ Deloitte & Touche LLP
Parsippany, New Jersey
April 24, 1998







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